UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

WESBANCO, INC.

(Exact name of registrant as specified in its charter)

West Virginia	55-0571723
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Bank Plaza Wheeling, West Virginia	26003
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares each representing 1/40th interest in a share of 7.375% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this Form relates:

333-270051

Film #:

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Securities to Be Registered.

The securities registered hereby are the depositary shares (the “Depositary Shares”), each representing 1/40th interest in a share of 7.375% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value per share and $1,000 liquidation preference per share (equivalent to $25 liquidation preference per depositary share) (the “Series B Preferred Stock”), of Wesbanco, Inc. (the “Registrant”). The descriptions of the Series B Preferred Stock and the Depositary Shares are incorporated by reference to the information set forth under the captions “Description of the Series B Preferred Stock” and “Description of the Depositary Shares,” in the prospectus supplement dated September 10, 2025 and filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, in the form in which it was filed with the Securities and Exchange Commission on September 11, 2025, posting publicly on EDGAR on September 11, 2025. The prospectus supplement supplements the prospectus contained in the Registrant’s registration statement on Form S-3 (File No. 333-270051) filed with the Securities and Exchange Commission on February 27, 2023. The Registrant has applied to list the Depositary Shares on the Nasdaq Global Select Market under the symbol “WSBCPB.” If the application is approved, we expect trading of the Depositary Shares on the Nasdaq Global Select Market to begin within the 30-day period after the initial delivery of the Depositary Shares.

If any additional securities registered hereby are issued, a prospectus supplement relating to such securities will be filed with the Securities and Exchange Commission and will be incorporated herein by reference.

Item 2. Exhibits.

3.1

Restated Articles of Incorporation of Wesbanco, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission on February 28, 2020).

3.2

Articles of Amendment to the Restated Articles of Incorporation of Wesbanco, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2020).

3.3

Articles of Amendment to the Amended and Restated Articles of Incorporation of Wesbanco, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2024).

3.4

Articles of Amendment to the Amended and Restated Articles of Incorporation of Wesbanco, Inc. establishing the Series B Preferred Stock, dated September 15, 2025, filed with the Secretary of State of the State of West Virginia on September 15, 2025 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed September 17, 2025).

3.5

Bylaws of Wesbanco, Inc. (as Amended and Restated May 4, 2021) (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q filed with the Securities and Exchange Commission on May 6, 2021).

4.1

Deposit Agreement, dated September 17, 2025, by and among Wesbanco, Inc., Computershare Inc. and Computershare Trust Company, N.A., acting jointly, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to Wesbanco, Inc.’s Current Report on Form 8-K, filed September 17, 2025).

4.2	Form of certificate representing the Series B Preferred Stock (incorporated by reference to Exhibit 4.2 to Wesbanco, Inc.’s Current Report on Form 8-K, filed September 17, 2025).

4.3	Form of depositary receipt representing the Depositary Shares (included in Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date September 17, 2025		WESBANCO, INC.

	By:	/s/ Daniel K. Weiss, Jr.
Name: Daniel K. Weiss, Jr.
Title: Senior Executive Vice President and Chief Financial Officer

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